Exhibit (a)(1)(vii)

IMMEDIATE ATTENTION REQUIRED

August 21, 2007

Re: Agilysys, Inc. Tender Offer

Dear Participant1 in The Retirement Plan of Agilysys, Inc.:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in The Retirement Plan of Agilysys, Inc. (the “Plan”), a portion of your individual account is invested in a fund holding common shares, without par value, of Agilysys, Inc. (the “Shares”). The tender offer materials describe an offer by Agilysys, Inc., an Ohio corporation (“Agilysys”), to purchase up to 6,000,000 of its Shares, at a price not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, without interest (the “Tender Offer”). As described below, you have the right to instruct Investors Bank & Trust Company, as trustee of the Plan (“Plan Trustee”), and Massachusetts Mutual Financial Group (“MassMutual”), as record keeper of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to MassMutual in the enclosed return envelope so that it is RECEIVED three business days prior to the Expiration Date. In other words, MassMutual must receive the Direction Form before 4:00 p.m., Eastern Time, on Friday, September 14, 2007, unless the Tender Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Tender Offer.

Under certain circumstances set forth in the Offer to Purchase, the Company may terminate or amend the Tender Offer or may postpone the acceptance of payment of, or the payment for, Shares tendered or may accept for payment fewer than all of the Shares tendered. In addition, subject to applicable law, the Company has expressly reserved the right, in its sole discretion, to amend the Tender Offer in any respect, including by decreasing or increasing the consideration offered in the Tender Offer or by decreasing or increasing the number of Shares sought in the Tender Offer.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated August 21, 2007 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

Agilysys has made an offer to its shareholders to tender up to 6,000,000 of its Shares for purchase by Agilysys at a price not greater than $18.50 nor less than $16.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Agilysys will select the lowest purchase price (in multiples of $0.25) that will allow it to purchase 6,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Tender Offer and is being provided to all of Agilysys’s shareholders. To understand the Tender Offer fully and for a more complete description of the terms and conditions of the Tender Offer, you should carefully read the entire Offer to Purchase.

The Tender Offer extends to the Shares held by the Plan. As of August 16, 2007, the Plan held approximately 52,144 Shares. Only Plan Trustee, pursuant to the directions you provide to MassMutual, can tender these Shares in the Tender Offer. Nonetheless, as a participant under the Plan, you have the right to direct Plan Trustee, based on directions given to MassMutual, whether or not to tender some or all of the Shares attributable to your individual account in the Plan, and at what price or prices. Unless otherwise required by applicable law, Plan Trustee will tender Shares attributable to participant accounts in accordance with participant directions provided to MassMutual. Plan Trustee will not tender Shares attributable to participant accounts for which MassMutual does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to MassMutual on a

1 “Participant” shall also include beneficiaries and alternate payees under The Retirement Plan of Agilysys, Inc.

timely basis, you will be deemed to have elected not to participate in the Tender Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Plan Trustee tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between Agilysys and Plan Trustee prohibit the sale of Shares to Agilysys for less than “adequate consideration” which is defined by ERISA for a publicly traded security to include the price of the security prevailing on a national securities exchange. Plan Trustee will determine “adequate consideration,” based on the prevailing market price of the Shares on the NASDAQ Stock Market on the date the Shares are tendered by Plan Trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Plan Trustee and MassMutual may be unable to follow participant directions to tender Shares to Agilysys at certain prices within the offered range. Plan Trustee will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by Agilysys ($18.50 per Share), notwithstanding your direction to tender Shares in the Tender Offer, the Shares will not be tendered.

•	If the prevailing market price is equal to or lower than the price at which you direct Shares be tendered, Plan Trustee will follow your directions provided to MassMutual both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $16.25 to $18.50, Plan Trustee will follow your directions provided to MassMutual regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $16.25 to $18.50, for all Shares directed to be tendered at the “per Share purchase price to be determined pursuant to the Tender Offer”, Plan Trustee will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Plan Trustee will not tender Shares for which MassMutual has received no direction, or for which MassMutual has received a direction not to tender. Plan Trustee and MassMutual make no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, Plan Trustee, MassMutual and their affiliates or agents will tabulate the Direction Forms. Neither Plan Trustee, MassMutual nor their affiliates or agents will make your individual direction available to Agilysys.

PROCEDURE FOR DIRECTING MASSMUTUAL

Enclosed is a Direction Form that should be completed and returned to MassMutual. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of August 20, 2007. However, for purposes of the final tabulation, MassMutual will apply your instructions to the number of Shares attributable to your account as of September 14, 2007, or as of a later date if the Tender Offer is extended.

If you do not properly complete the Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1) On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Tender Offer and simply want the Plan to continue holding such Shares.

•	CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole percentage numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the percentage (in whole percentage numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per Share as low as $16.25 or as high as $18.50. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Plan Trustee NOT to tender the balance of the Shares attributable to your individual account.

(2) Date and sign the Direction Form in the space provided.

(3) Return the Direction Form in the enclosed return envelope so that it is received by MassMutual at the address on the return envelope 1295 State Street, Springfield, MA 01111 not later than 4:00 p.m., Eastern Time, on Friday, September 14, 2007, unless the Tender Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Tender Offer. If you wish to return the form by overnight courier, please send it to MassMutual’s address as stated above. Directions via facsimile will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern Time, on Friday, September 14, 2007, unless the Tender Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form that may be obtained by calling MassMutual at (800) 743-5274. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Plan Trustee and repeating the previous instructions for directing tender as set forth in this letter.

After the deadline above for returning the Direction Form to MassMutual, MassMutual and their affiliates or agents will complete the tabulation of all directions. Plan Trustee will tender the appropriate number of Shares on behalf of the Plan.

Agilysys will then buy all Shares, up to 6,000,000, that were properly tendered through the Tender Offer. If there is an excess of Shares tendered over the exact number desired by Agilysys, Shares tendered pursuant to the Tender Offer may be subject to proration, as described in the Offer to Purchase. For any Shares in the Plan that are tendered and purchased by Agilysys, Agilysys will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. Any Shares attributable to your account that are not purchased in the Tender Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to the participants in the Plan.

EFFECT OF THE OFFER ON YOUR ACCOUNT

If you provide directions to tender some or all of the Shares attributable to your account, as of 4:00 p.m., Eastern Time, on Friday, September 14, 2007, withdrawals, loans, distributions and exchanges out of the

Stock Fund attributable to your Plan account will be unavailable until all processing related to the Tender Offer has been completed, unless the Tender Offer is extended or terminated. Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. In the event that the Tender Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Tender Offer, as extended, at which time a new freeze on these Stock Fund transactions will commence. Please note that these restrictions DO NOT impact your ability to purchase additional units of the Stock Fund.

If you provided directions to NOT tender any of the Shares attributable to your account, you did not return your Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the Plan.

INVESTMENT OF PROCEEDS

MassMutual will invest all cash proceeds received by the Plan as soon as administratively feasible after receipt of these proceeds. The cash will be automatically invested in the Guaranteed Interest Account. MassMutual anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call MassMutual at (800) 743-5274 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Guaranteed Interest Account. You may reallocate the proceeds pursuant to the same rules and procedures applicable to other investments under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Tender Offer materials to be used to tender those Shares. Those Tender Offer materials may not be used to direct Plan Trustee to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact MassMutual toll free at (800) 743-5274. If you require additional information concerning the terms and conditions of the Tender Offer, please call Georgeson Inc., the Information Agent, toll free at (866) 909-6471.

Sincerely,

Investors Bank & Trust Company

DIRECTION FORM

AGILYSYS, INC. TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE
ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., EASTERN TIME ON FRIDAY, SEPTEMBER 14, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE AGILYSYS SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Plan Trustee and MassMutual makes no recommendation to any participant in The Retirement Plan of Agilysys, Inc. (the “Plan”) as to whether to tender or not, or at which prices. Your direction to MassMutual will be kept confidential.

This Direction Form, if properly signed, completed and received by MassMutual in a timely manner, will supersede any previous Direction Form.
Date

Please Print Name

Signature

Social Security Number

MR 60022
Contract Number

As of August 20, 2007, the number of Shares attributable to your account in the Plan is shown to the right of your address.

In connection with the Offer to Purchase made by Agilysys, Inc., dated August 21, 2007, I hereby instruct Plan Trustee to tender the Shares attributable to my account under the Plan as of 4:00 p.m., Eastern Time, on Friday, September 14, 2007, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX ONE OR TWO)

☐ 1.	Please refrain from tendering and continue to HOLD all Shares attributable to my individual account under the Plan.

☐ 2.	Please TENDER Shares attributable to my individual account under the Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no Shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Plan Trustee NOT to tender the remaining percentage.)

% at $16.25	% at $17.25	% at $18.25
% at $16.50	% at $17.50	% at $18.50
% at $16.75	% at $17.75	% at $ TBD
% at $17.00	% at $18.00

**	By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of Shares elected. This could result in receiving a price per Share as low as $16.25 or as high as $18.50 per Share.